Exhibit 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2004 EARNINGS

March 16, 2005: Gibsonia, Pennsylvania – North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced earnings for fourth quarter and full year 2004. NPSI’s President, Harry R. Brown, stated he was pleased to report net income of $5,194,000 or $.35 per share for fourth quarter 2004 as compared to net income of $4,804,000 or $.32 per share for fourth quarter 2003. For full year 2004, NPSI’s net income increased $4,343,000, or 29.7%, to $18,960,000 from $14,617,000 in 2003 with earnings per share for 2004 amounting to $1.26 versus $.97 for 2003, an increase of $.29 per share.

Addressing fourth quarter 2004 first, Mr. Brown reported that operating revenues decreased $395,000, or 1.5%, from $26,957,000 for fourth quarter 2003 to $26,562,000 for fourth quarter 2004. He said the decrease was principally due to reductions during the last twelve months in effective intercarrier compensation rates charged by the Company. In this regard, Mr. Brown explained that access revenues were negatively impacted by the phase down of the Company’s Competitive Local Exchange Carrier’s (CLEC) interstate access rates pursuant to the Federal Communication Commission’s (FCC) Access Charge Reform Order, decreases in effective rates charged for wireless traffic and a decrease in revenues realized from the National Exchange Carrier Association (NECA) pooling arrangements in which the Company’s Incumbent Local Exchange Carrier (ILEC) participates. With respect to the NECA pooling arrangements, the average schedule formulas used to recognize interstate access revenues were approximately 4% lower in the fourth quarter 2004 compared to fourth quarter 2003, resulting in an approximate $150,000 decrease in revenues. In addition, as a result of an analysis of the FCC’s Memorandum Opinion and Order adopted November 30, 2004 concerning the suspension and investigation of the NECA tariff currently in effect as well as other matters recently addressed by the FCC concerning the legal obligation of local exchange carriers to refund interstate earnings that exceed prescribed allowable rates of return, the Company revised its overearnings liability estimate applicable to a two-year period, resulting in an approximate $300,000 cumulative reduction to fourth quarter revenues. Mr. Brown also noted that telecommunication equipment sales were $144,000 lower in fourth quarter 2004 as compared to the fourth quarter 2003.

Operating expenses for fourth quarter 2004 increased $681,000, or 3.5%, over the comparable prior year period. Mr. Brown reported that operating expenses for the fourth quarter of 2004 were negatively impacted by a $250,000 increase in auditing and accounting expenses as a result of the increased compliance costs associated with the proliferation of new rules and regulations promulgated by various market governing bodies, most notably the requirements imposed by the Sarbanes-Oxley Act of 2002. In addition, the Company also recorded $190,000 in expenses during fourth quarter 2004 associated with an intercarrier compensation dispute with a wireless carrier covering a two-year period. The remainder of the increase in operational expenses for fourth quarter 2004 was from direct costs associated with the growth in access lines and access line equivalents.

Other income (net) for the fourth quarter of 2004 improved $1,737,000 from the prior year period mostly due to a $1,015,000 increase in equity income recorded from the Company’s partnership investments (which consist primarily of limited partner interests in three wireless partnerships) and a $558,000 increase in the dividend income received in the fourth quarter from the Company’s Class C stock investment in the Rural Telephone Bank (RTB). The increase in dividend income was a result of the Company holding the Class C stock (a class of stock eligible for cash dividends) for a full twelve-month period in 2004 as compared to a nine-month period in 2003 (in which the Company received a pro-rated dividend) and an increase in the dividend rate declared. In addition, the Company benefited from a $118,000 increase in interest income earned on higher cash and temporary investment balances.

With respect to the 29.7% increase in earnings for 2004, Mr. Brown reported that operating revenues had increased $2,713,000, or 2.6%, in 2004, while operating expenses had decreased $1,162,000, or 1.4%, and Other income (net) had increased $3,518,000 from 2003. Mr. Brown observed that the full year favorable comparisons for both net income and operating expenses were due in part to the fact that 2003 was impacted by $2,725,000 in pre-tax charges associated with a workforce reduction program. These charges decreased net income for 2003 by $1,594,000, or $.11 per share.

Mr. Brown further explained that the 2.6% increase in full year operating revenues for 2004 was lower than experienced in the past several years, mostly as a result of decreases in access revenues partially negating the positive results experienced from increases in revenues from end-user billings associated with the overall growth in access line equivalents and DSL lines. In addition, full year revenues were also impacted by a decrease in the percent local use factor used to settle traffic between Verizon and the Company’s CLEC in September of 2003, which, at the time, resulted in an approximate $250,000 per month decrease in intrastate access revenues.

Full year operating expenses, excluding the $2,725,000 in pre-tax workforce reduction charges incurred in 2003, increased by 2.0%. Mr. Brown noted that in anticipation of pressures on its access revenues, the Company had implemented proactive adjustments in its cost structure. He said the Company has been able to keep its growth rate in overall labor costs (inclusive of current and postretirement benefit costs) at approximately 2%, reversing the trend of double digit percentage increases in overall labor costs experienced in the past several years. This was accomplished primarily as a result of the 2003 workforce reduction program and through various initiatives to curtail the growth in postretirement benefit costs without any reduction in benefits. In addition, the Company also benefited during 2004 from decreases in the cost of operational support system services pursuant to a new contract executed in the third quarter of 2003.

Other income (net) for full year 2004 improved $3,518,000 from the prior year mostly due to a $2,537,000 increase in equity income recorded from the Company’s partnership investments, the aforementioned $558,000 increase in dividend income received in the fourth quarter from the Company’s RTB Class C stock investment, a $204,000 increase in interest income earned on higher cash and temporary investment balances and a $195,000 decrease in interest expense as a result of the Company’s debt reduction.

Turning to operations, Mr. Brown noted that although total access lines in the Company’s ILEC territory had decreased in 2004 by 2,568 lines (3%), to 72,307, the Company, as of December 31, 2004, had 58,494 CLEC access line equivalents1 (including 2,413 DSL lines) and a total of 12,063 DSL lines sold across all subsidiaries. He said CLEC access line equivalents and consolidated DSL lines had grown 18% and 20%, respectively, during 2004. Mr. Brown concluded his remarks by stating that he believed the Company was well positioned for the challenges and opportunities ahead.

North Pittsburgh Systems, Inc. has total assets of $156 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom). The Company serves 72,307 access lines in its franchised local exchange territory and 58,494 access line equivalents in its CLEC edge-out markets.

In addition to historical information, this information may contain forward-looking statements regarding events, performance, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

[1]	In the Company’s third quarter 2004 earnings release, it was disclosed that the Company served 58,717 CLEC access line equivalents. Due to the conversion in the third quarter of 2004 of the Company’s system that reports access line equivalents, an overstatement of 1,065 access line equivalents occurred. As of September 30, 2004, the Company served 57,652 CLEC access line equivalents. No other reported figures from dates prior to September 30, 2004 were affected.

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2004	2003*	2004	2003*
Total operating revenues	$26,562	$26,957	$108,469	$105,756
Total operating expenses	20,378	19,697	81,341	82,503

Net operating income	6,184	7,260	27,128	23,253
Other income, net	2,652	915	5,136	1,618

Income before income taxes	8,836	8,175	32,264	24,871
Provision for income taxes	3,642	3,371	13,304	10,254

Net income	$5,194	$4,804	$18,960	$14,617

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.35	$.32	$1.26	$.97

Dividends per share	$.18	$.17	$.72	$.68

	December 31 2004	December 31 2003

Cash and temporary investments	$42,569	$32,026
Total assets	155,500	151,255
Total debt	24,682	27,767
Total shareholders’ equity	86,861	79,152

*	Certain prior year operating revenues and expenses have been reclassed to conform to the current year’s presentation. There were no reported changes to net operating income or net income.